Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE



                                     THREE MONTHS               SIX MONTHS
                                    ENDED MARCH 31            ENDED MARCH 31
                                   1997        1996          1997        1996

Net income                     $ 777,000  $  795,000    $1,612,000  $1,925,000

Common shares:

Weighted average shares
 outstanding during the
 period                        3,516,258   3,620,865     3,519,293   3,647,220

Shares issuable under stock
 options which are poten-
 tially dilutive and affect
 primary earnings per share       61,883      97,462        67,676      96,412

Maximum potential shares
 includable in computation
 of primary earnings per
 share                         3,578,141   3,718,327     3,586,969   3,743,632

Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                    -           -         3,945           -

Maximum potential shares
 included in computation
 of fully diluted earnings
 per share                     3,578,141   3,718,327     3,590,914   3,743,632

Primary earnings per
 common share                       $.22        $.21          $.45        $.51


Fully diluted earnings
 per common share (a)               $.22        $.21          $.45        $.51


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.